Trycera Financial Announces Principal Officer Transitions

Company completes initial management transitions to initiate phase two strategic growth objectives.

IRVINE, California – (MARKET WIRE) – June 14, 2007 – Trycera Financial, Inc. (OTC BB: TRYF - News), a financial services company specializing in the delivery of prepaid card programs and products, today announced that it has completed two transitions within its core management team.

First, Matt Kerper, President and CEO of the Company since its inception, has resigned from his current executive position effective June 30th in order to transition to his new role as Founder and Director.  Mr. Kerper will remain operational with the Company on a daily basis and will continue to assist with all sales, strategy, business development and corporate development initiatives and activities.

Second, Bryan Kenyon, CFO of the Company since its inception, will retain his CFO and Principal Financial Officer roles and add the titles of COO and Principal Executive Officer to his daily duties.

Alan Knitowski, Chairman of Trycera Financial, commented “We are very excited to have reached the 3rd year anniversary of the founding of our business and to have successfully worked through the start-up development stage of our operations.  Matt has done a tremendous job leading our business through achieving its phase one strategic objectives and we expect him to continue helping our business rolling forward in his new roles.”

During phase one of the Company’s growth, Mr. Kerper was instrumental in negotiating and structuring our banking, association, processor and load network relationships and partnerships.  He also delivered a full suite of financial products and services to market including: (1) three house-branded prepaid MasterCard© card offerings, including the Finium, Mi Dinero y Mis Suenos and Trycera Financial brands, (2) a fully integrated white label OEM card platform and associated OEM prepaid Visa© and MasterCard© customer card offerings, including the Model and PlatinumTel brands (3) the PinPoint™ identity verification tool and service and (4) the recently launched My Full Credit™ alternative credit building platform and service.

Mr. Knitowski further commented, “With the backdrop of phase one behind us, we are looking forward to initiating phase two so that we can continue accelerating our underlying card metrics and growth and expand our core financial service offerings.  We also expect that the successful completion of phase two operational objectives will allow us to achieve cash neutrality, scale profitably, add management and operational infrastructure and set the stage for pursuing institutional growth capital and an eventual migration to an exchange upon qualification.”

ABOUT TRYCERA FINANCIAL, INC.

Trycera Financial, Inc., is a financial services company specializing in the delivery of prepaid card programs, prepaid card program management and private label catalog shopping cards.  As a registered MSP for MasterCard and an ISO for Visa, the Company partners with companies focused on developing, implementing and marketing customized prepaid card solutions.  For more information, please visit the Company's web site at www.trycera.com.

FORWARD LOOKING STATEMENTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties.  Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those provided in the forward-looking statements.

INVESTOR / PRESS / MEDIA CONTACT:

Bryan Kenyon, CFO & COO
(949) 273-4304
stockinfo@trycera.com